UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN QUEEN MINING CO. LTD.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	Not Applicable
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or	Number)
Organization)

6411 Imperial Avenue
West Vancouver, British Columbia, V7W 2J5
(Address of Principal Executive Offices and Zip Code)

2013 STOCK OPTION PLAN
(Full title of plan)

Golden Queen Mining Co. Inc.
3600 Far East Avenue
Mojave, California, 93501
(Name and address of agent for service)

604-921-7570
(Telephone number, including area code, of agent for service)

With Copies to:

Morton Law LLP
c/o Edward L. Mayerhofer
#1200 – 750 West Pender Street
Vancouver, British Columbia, V6C 2T8

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filed [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
		Offering	Maximum	Amount of
Title of Securities to be Registered(1)	Amount to	Price Per	Aggregate	Registration
	be Registered	Share	Offering Price	Fee
Golden Queen Mining Co. Ltd. 2013 Stock Option Plan
Common Stock	1,720,000	$1.24(2)	$2,132,800	$290.91
TOTAL	1,720,000			$290.91

(1)

Consists of common shares of Golden Queen Mining Co. Ltd. (the “Registrant”) issued or to be issued or delivered on exercise of stock options under the Registrant’s 2013 Stock Option Plan. Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.

(2)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, for options not yet granted under the Registrant’s 2013 Stock Option Plan, and based upon the average of the high and low trading prices for the common shares of the Registrant as reported on the Toronto Stock Exchange on September 24, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 1,720,000 shares of common stock, no par value, of the Registrant, which may be issued pursuant to awards under the Company’s 2013 Stock Option Plan, which amends and replaces the Registrant’s 2008 Stock Option Plan. In accordance with General Instruction E to Form S-8, the Registrant incorporates herein by reference the contents of the registration statement on Form S-8 filed by the Registrant with respect to its 2008 Stock Option Plan on February 17, 2010 (Registration No. 333-164950), together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents or extracts of documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 18, 2013, as amended on March 22, 2013;

(b)

The Registrant’s Quarterly Report on Form 10-Q (Unaudited, prepared by management and not audited by independent auditors) for the fiscal quarter ended March 31, 2013, filed with the Commission on May 15, 2013;

(c)

The Registrant’s Quarterly Report on Form 10-Q (Unaudited, prepared by management and not audited by independent auditors) for the fiscal quarter ended June 30, 2013, filed with the Commission on August 9, 2013;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 23, 2013, June 3, 2013, July 29, 2013, and September 24, 2013;

(e)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(f)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 10-SB (Registration No. 000-21777), filed under the Exchange Act on November 21, 1996, including any amendments or reports filed for the purpose of updating such description; and

(g)

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit table in Item 601of Regulation S-K):

4.1	Articles of Incorporation (1)

5.1	Legal Opinion of Morton Law LLP

10.1	2013 Stock Option Plan (2)

23.1	Consent of BDO Canada LLP

23.2	Consent of AMEC E&C Services Inc.

23.3	Consent of Norwest Corporation

23.4	Consent of Counsel (see Exhibit 5.1)

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (Commission File No. 000-21777) on September 2, 2010.

(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (Commission File No. 000-2777) on September 24, 2013.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

(A)

paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)

paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 26th day of September, 2013.

GOLDEN QUEEN MINING CO. LTD.
(Registrant)

By:	/s/ H. Lutz Klingmann
H. Lutz Klingmann, Principle Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Golden Queen Mining Co. Ltd. hereby constitutes and appoints H. Lutz Klingmann and Thomas Clay, or any of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Golden Queen Mining Co. Ltd. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title	Date

/s/ H. Lutz Klingmann	September 26, 2013
H. Lutz Klingmann
President, Principle Executive Officer,
Director

/s/ Thomas Clay	September 26, 2013
Thomas Clay
Director

/s/ Bryan Coates	September 26, 2013
Bryan Coates
Director

/s/ Bernard Guarnera	September 26, 2013
Bernard Guarnera
Director

/s/ Andree St-Germain	September 26, 2013
Andree St-Germain
Principle Financial Officer,
Principle Accounting Officer